Exhibit 99.1

FIRST BANCORP. ANNOUNCES EARNINGS FOR THE QUARTER ENDED MARCH 31, 2025

SAN JUAN, Puerto Rico – April 24, 2025 – First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income of $77.1 million, or $0.47 per diluted share, for the first quarter of 2025, compared to $75.7 million, or $0.46 per diluted share, for the fourth quarter of 2024, and $73.5 million, or $0.44 per diluted share, for the first quarter of 2024.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented: “We began the year with another quarter of strong performance for the franchise highlighted by encouraging margin expansion, positive operating leverage, and solid profitability metrics. We produced $77 million in net income, grew pre-tax pre-provision income by 7% to $125 million, and posted a return on average assets of 1.64%. We enter 2025 from a position of strength, with strong capital levels, and ample experience navigating economic uncertainty while serving our clients and communities across all environments.

 Core customer deposits were up by $29 million during the quarter, inclusive of a $70 million increase in non-interest-bearing deposits. Consistent with our strategy, stable deposit trends enabled us to redeploy investment portfolio cash flows towards higher-yielding assets while improving our funding profile by paying down higher-cost wholesale borrowings. Total loans were slightly down on a linked-quarter basis mostly due to the expected repayments of commercial loans during the quarter. Credit performance remained relatively stable, and we continue to see consumer credit normalization trends, with consumer loans in early delinquency down when compared to the prior quarter.

 Finally, as good stewards of capital, we first and foremost seek to use our capital to support business growth opportunities and franchise investments for future growth. This quarter, our strong capital generation profile allowed us to execute on capital action priorities by redeeming approximately $50.0 million of junior subordinated debentures, resuming our common share repurchase program, and sustaining a competitive dividend payout ratio. Despite increased concerns about global trade, tariffs, and other potential policy changes that will affect markets everywhere, we remain focused on our disciplined approach of delivering consistent results and creating value for all our stakeholders. Our teams have been tested by multiple challenges over the past decade and have a proven track record of successfully managing unforeseen conditions.”
	Q1	Q4	Q1
	2025	2024	2024
	Financial Highlights (1)
Net interest income	$212,397	$209,267	$196,520
Provision for credit losses	24,810	20,904	12,167
Non-interest income	35,734	32,199	33,983
Non-interest expenses	123,022	124,533	120,923
Income before income taxes	100,299	96,029	97,413
Income tax expense	23,240	20,328	23,955
Net income	$77,059	$75,701	$73,458

	Q1	Q4	Q1
	2025	2024	2024
	Selected Financial Data (1)
Net interest margin	4.52%	4.33%	4.16%
Efficiency ratio	49.58%	51.57%	52.46%
Earnings per share - diluted	$0.47	$0.46	$0.44
Book value per share	$10.91	$10.19	$8.88
Tangible book value per share (2)	$10.64	$9.91	$8.58
Return on average equity	17.90%	17.77%	19.56%
Return on average assets	1.64%	1.56%	1.56%

Results for the First Quarter of 2025 compared to the Fourth Quarter of 2024
Profitability
Net income – $77.1 million, or $0.47 per diluted share compared to $75.7 million, or $0.46 per diluted share.
Income before income taxes – $100.3 million compared to $96.0 million.
Adjusted pre-tax, pre-provision income (Non-GAAP)(2) – $125.1 million compared to $116.9 million.
Net interest income – $212.4 million compared to $209.3 million. The increase is net of a reduction of approximately $2.7 million associated with the effect of two less days in the first quarter of 2025. Net interest margin increased by 19 basis points to 4.52%, driven by a change in asset mix from lower-yielding investment securities to higher-yielding interest-earning assets and a decrease in the cost of interest-bearing deposits.
Provision for credit losses – $24.8 million compared to $20.9 million. The increase was mainly in the provision for the commercial and construction loan portfolios due to a deterioration in the economic outlook of the forecasted commercial real estate (“CRE”) price index, partially offset by a decrease in the provision for the consumer loan and finance lease portfolios, which included $2.4 million in recoveries associated with a bulk sale of fully charged-off consumer loans and finance leases. The provision for the first quarter of 2025 also includes the impact of higher qualitative adjustments due to the uncertainty in the economic environment.
Non-interest income – $35.7 million compared to $32.2 million. The increase was driven by $3.3 million in seasonal contingent insurance commissions recorded in the first quarter of 2025.
Non-interest expenses – $123.0 million compared to $124.5 million. The efficiency ratio was 49.58%, compared to 51.57%.
Income taxes – $23.2 million compared to $20.3 million. The fourth quarter of 2024 includes a reduction in income tax expense due to a higher actual than forecasted proportion of exempt income to taxable income for the year 2024.

Balance Sheet
Total loans – decreased by $71.7 million to $12.7 billion, mainly due to the payoff of a $73.8 million commercial mortgage loan in the Puerto Rico region. Total loan originations, other than credit card utilization activity, of $1.1 billion, down $463.1 million, mainly in commercial and construction loans.
Core deposits (other than brokered and government deposits) – increased by $29.0 million to $12.9 billion, which consists of growth of $75.0 million in the Puerto Rico region and $38.9 million in the Virgin Islands region, partially offset by a decrease of $84.9 million in the Florida region. This increase includes a $69.8 million increase in non-interest-bearing deposits.
Government deposits (fully collateralized) – decreased by $82.1 million to $3.4 billion, driven by a decline of $142.2 million in the Puerto Rico region, partially offset by a $57.4 million increase in the Virgin Islands region.

Asset Quality
Allowance for credit losses (“ACL”) coverage ratio – amounted to 1.95%, compared to 1.91%.
Annualized net charge-offs to average loans ratio decreased to 0.68%, compared to 0.78%, mainly due to an 8 basis points decrease due to the aforementioned bulk sale of fully charged-off consumer loans and finance leases.
Non-performing assets – increased by $11.1 million to $129.4 million, mainly due to the inflow to nonaccrual status of a $12.6 million commercial mortgage loan in the Florida region in the hospitality industry during the first quarter of 2025.

Liquidity and Capital
Liquidity – Cash and cash equivalents amounted to $1.3 billion, compared to $1.2 billion. When adding $1.4 billion of free high-quality liquid securities that could be liquidated or pledged within one day and $862.2 million in available lending capacity at the Federal Home Loan Bank (“FHLB”), available liquidity amounted to 18.76% of total assets, compared to 17.27%.
Capital – Redeemed $50.6 million of junior subordinated debentures, repurchased $21.8 million in common stock and declared $29.6 million in common stock dividends. Capital ratios exceeded required regulatory levels. The Corporation’s estimated total capital, common equity tier 1 (“CET1”) capital, tier 1 capital, and leverage ratios were 17.96%, 16.62%, 16.62%, and 11.20%, respectively, as of March 31, 2025. On a non-GAAP basis, the tangible common equity ratio(2) increased to  9.10% when compared to 8.44%, driven by earnings less dividends and repurchases of common stock and an $84.1 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates, which is recognized as part of accumulated other comprehensive loss.

(1) In thousands, except per share information and financial ratios.
(2) Represents non-GAAP financial measures. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures for the definition of and additional information about these non-GAAP financial measures.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 2 of 26
NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net Interest Income
Interest income	$277,065	$279,728	$274,675	$272,245	$268,505
Interest expense	64,668	70,461	72,611	72,617	71,985
Net interest income	$212,397	$209,267	$202,064	$199,628	$196,520

Average Balances
Loans and leases	$12,632,501	$12,584,143	$12,354,679	$12,272,816	$12,207,840
Total securities, other short-term investments and interest-bearing cash balances	6,444,016	6,592,411	6,509,789	6,698,609	6,720,395
Average interest-earning assets	$19,076,517	$19,176,554	$18,864,468	$18,971,425	$18,928,235

Average interest-bearing liabilities	$11,749,011	$11,911,904	$11,743,122	$11,868,658	$11,838,159

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.89%	5.79%	5.78%	5.76%	5.69%
Average rate on interest-bearing liabilities - GAAP	2.23%	2.35%	2.45%	2.45%	2.44%
Net interest spread - GAAP	3.66%	3.44%	3.33%	3.31%	3.25%
Net interest margin - GAAP	4.52%	4.33%	4.25%	4.22%	4.16%

Net interest income amounted to $212.4 million for the first quarter of 2025, an increase of $3.1 million, compared to $209.3 million for the fourth quarter of 2024, which is net of a reduction of approximately $2.7 million associated with the effect of two less days in the first quarter of 2025. The increase in net interest income reflects the following:

•	A $4.2 million decrease in interest expense on interest-bearing deposits, consisting of:

-
A $2.3 million decrease in interest expense on interest-bearing checking and savings accounts, driven by the effect of lower interest rates and a $0.6 million decrease associated with the effect of two less days in the first quarter of 2025. The average cost of interest-bearing checking and savings accounts in the first quarter of 2025 decreased 7 basis points to 1.45% when compared to the previous quarter.

-
A $1.5 million decrease in interest expense on time deposits, excluding brokered certificates of deposit (“CDs”), mainly associated with issuances and renewals at lower interest rates when compared to the fourth quarter of 2024 and a $0.6 million decrease associated with the effect of two less days in the first quarter of 2025. The average cost of non-brokered time deposits in the first quarter of 2025 decreased 12 basis points to 3.39% when compared to the previous quarter.

-	A $0.4 million decrease in interest expense on brokered CDs, mainly associated with new issuances at lower interest rates than maturing brokered CDs.

•
A $1.6 million decrease in interest expense on borrowings, driven by a $1.1 million decrease in interest expense on junior subordinated debentures mainly due to the full quarter effect of the $50.0 million redemption of trust-preferred securities (“TruPS”) in December 2024, and a $0.5 million decrease in interest expense on FHLB advances driven by a $31.6 million decrease in the average balance due to the $180.0 million in FHLB advances that matured and were repaid in March 2025.

•
A $0.4 million increase in interest income on debt securities, mainly due to $222.1 million in purchases of higher-yielding mortgage-backed securities (“MBS”) with an average yield of 5.40% during the fourth quarter of 2024 replacing maturities of lower-yielding debt securities and, to a lesser extent, lower U.S. agencies MBS premium amortization expense associated with a reduction in anticipated prepayments.

•
A $0.2 million increase in interest income from interest-bearing cash balances, driven by a $116.6 million increase in the average balances, which consisted primarily of deposits maintained at the Federal Reserve Bank (the “FED”), which more than compensated for the reduction in the federal funds rate and the effect of two less days in the first quarter of 2025.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 3 of 26
Partially offset by:

•	A $3.3 million decrease in interest income on loans driven by:

-
A $3.0 million decrease in interest income on commercial and construction loans, driven by a $2.2 million decrease associated with the effect of two less days in the first quarter of 2025 and a $1.5 million net decrease due to the effect of lower interest rates on the downward repricing of variable-rate loans, which was partially offset by $1.2 million in interest income recognized during the first quarter of 2025 related to prepayment penalties and acceleration of unamortized net deferred fees associated with the aforementioned payoff of a $73.8 million commercial mortgage loan.

As of March 31, 2025, the interest rate on approximately 52% of the Corporation’s commercial and construction loans was tied to variable rates, with 33% based upon SOFR of 3 months or less, 11% based upon the Prime rate index, and 8% based on other indexes. For the quarter ended March 31, 2025, the average one-month SOFR decreased 28 basis points, the average three-month SOFR decreased 20 basis points, and the average Prime rate decreased 32 basis points, compared to the average rates for such indexes for the previous quarter.

-
A $0.3 million decrease in interest income on consumer loans and finance leases, mainly due to a $1.7 million decrease associated with the effect of two less days in the first quarter of 2025, and a $0.3 million decrease in interest income mainly due to a decrease in the average balance of personal loans and credit cards, partially offset by an increase in interest income due to higher yields and  higher income from late fees, mainly in the auto loans portfolio.

Net interest margin for the first quarter of 2025 was 4.52%, a 19 basis points increase when compared to the fourth quarter of 2024, mostly reflecting a change in asset mix associated with the deployment of cash flows from lower-yielding investment securities to higher-yielding interest-earning assets, and a decrease in the cost of interest-bearing deposits due to the effect of lower interest rates. The results also include an increase of 4 basis points associated with prepayment penalties in the commercial loan portfolio and higher income from late fees in the consumer loan portfolio. These factors were partially offset by the downward repricing of variable-rate commercial loans and a lower federal funds rate on cash deposited at the FED.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
(In thousands)
Service charges and fees on deposit accounts	$9,640	$9,748	$9,684	$9,725	$9,662
Mortgage banking activities	3,177	3,183	3,199	3,419	2,882
Insurance commission income	5,805	2,274	3,003	2,786	5,507
Card and processing income	11,475	12,155	11,768	11,523	11,312
Other non-interest income	5,637	4,839	4,848	4,585	4,620
Non-interest income	$35,734	$32,199	$32,502	$32,038	$33,983

Non-interest income increased by $3.5 million to $35.7 million for the first quarter of 2025, compared to $32.2 million for the fourth quarter of 2024, mainly due to a $3.5 million increase in insurance commission income driven by $3.3 million in seasonal contingent commissions recorded in the first quarter of 2025 based on prior year’s production of insurance policies. Other variances included a $1.3 million increase related to higher realized gains from purchased income tax credits, partially offset by $0.6 million in debit card and merchant volume-based incentives recognized during the fourth quarter of 2024 and lower interchange income.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 4 of 26
NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
(In thousands)
Employees’ compensation and benefits	$62,137	$59,652	$59,081	$57,456	$59,506
Occupancy and equipment	22,630	22,771	22,424	21,851	21,381
Business promotion	3,278	5,328	4,116	4,359	3,842
Professional service fees:
Collections, appraisals and other credit-related fees	598	956	688	1,149	1,366
Outsourcing technology services	7,921	7,499	7,771	7,698	7,469
Other professional fees	2,967	3,355	4,079	3,584	3,841
Taxes, other than income taxes	5,878	5,994	5,665	5,408	5,129
FDIC deposit insurance	2,236	2,236	2,164	2,316	3,102
Other insurance and supervisory fees	1,551	1,967	2,092	2,287	2,293
Net gain on OREO operations	(1,129)	(1,074)	(1,339)	(3,609)	(1,452)
Credit and debit card processing expenses	5,110	7,147	7,095	7,607	5,751
Communications	2,245	2,251	2,170	2,261	2,097
Other non-interest expenses	7,600	6,451	6,929	6,315	6,598
Total non-interest expenses	$123,022	$124,533	$122,935	$118,682	$120,923

Non-interest expenses amounted to $123.0 million in the first quarter of 2025, a decrease of $1.5 million, from $124.5 million in the fourth quarter of 2024. The $1.5 million decrease reflects the following significant variances:

•	A $2.1 million decrease in business promotion expenses, mainly as a result of a seasonal decrease in campaign efforts and lower donations.

•	A $2.0 million decrease in credit and debit card processing expenses, mainly due to $2.2 million in credit and debit card expense reimbursements received during the first quarter of 2025.

Partially offset by:

•
A $2.5 million increase in employees’ compensation and benefits expenses, driven by a $1.6 million seasonal increase in payroll taxes and benefits and $2.9 million in bonuses which include $1.9 million in stock-based compensation expense of retirement-eligible employees, partially offset by a $1.6 million decrease in salary compensation mainly due to the effect of two less working days in the first quarter of 2025.

INCOME TAXES

The Corporation recorded an income tax expense of $23.2 million for the first quarter of 2025, compared to $20.3 million for the fourth quarter of 2024. The fourth quarter of 2024 includes a reduction in income tax expense due to a higher actual than forecasted proportion of exempt income to taxable income for the year 2024.

The Corporation’s estimated annual effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, was 23.7% for the first quarter of 2025, compared to an annual effective tax rate of 23.0% for the fourth quarter of 2024. As of March 31, 2025, the Corporation had a deferred tax asset of $134.3 million, net of a valuation allowance of $108.7 million against the deferred tax assets.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 5 of 26
CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Nonaccrual loans held for investment:
Residential mortgage	$30,793	$31,949	$31,729	$31,396	$32,685
Construction	1,356	1,365	4,651	4,742	1,498
Commercial mortgage	23,155	10,851	11,496	11,736	11,976
Commercial and industrial (“C&I”)	20,344	20,514	18,362	27,661	25,067
Consumer and finance leases	22,813	22,788	23,106	20,638	21,739
Total nonaccrual loans held for investment	$98,461	$87,467	$89,344	$96,173	$92,965
OREO	15,880	17,306	19,330	21,682	28,864
Other repossessed property	13,444	11,859	8,844	7,513	6,226
Other assets (1)	1,599	1,620	1,567	1,532	1,551
Total non-performing assets (2)	$129,384	$118,252	$119,085	$126,900	$129,606

Past due loans 90 days and still accruing (3)	$37,117	$42,390	$43,610	$47,173	$57,515
Nonaccrual loans held for investment to total loans held for investment	0.78%	0.69%	0.72%	0.78%	0.76%
Nonaccrual loans to total loans	0.78%	0.69%	0.72%	0.78%	0.75%
Non-performing assets to total assets	0.68%	0.61%	0.63%	0.67%	0.69%

(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority (“PRHFA”) held as part of the available-for-sale debt securities portfolio.
(2)
Excludes purchased-credit deteriorated (“PCD”) loans previously accounted for under Accounting Standards Codification (“ASC”) Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses (“CECL”) on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $5.7 million as of March 31, 2025 (December 31, 2024 - $6.2 million; September 30, 2024 - $6.5 million; June 30, 2024 - $7.4 million; March 31, 2024 - $8.6 million).

(3)
These include rebooked loans, which were previously pooled into Government National Mortgage Association (“GNMA”) securities, amounting to $6.4 million as of March 31, 2025 (December 31, 2024- $5.7 million; September 30, 2024 - $6.6 million; June 30, 2024 - $6.8 million; March 31, 2024 - $8.8 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

•
Total non-performing assets increased by $11.1 million to $129.4 million as of March 31, 2025, compared to $118.3 million as of December 31, 2024. Total nonaccrual loans held for investment amounted to $98.4 million as of March 31, 2025, compared to $87.4 million as of December 31, 2024.

The increase in non-performing assets was driven by:

-
A $12.1 million increase in nonaccrual commercial and construction loans, mainly due to the inflow to nonaccrual status of a $12.6 million commercial mortgage loan in the Florida region in the hospitality industry during the first quarter of 2025.

-	A $1.5 million increase in other repossessed property, consisting of repossessed automobiles.

Partially offset by:

-	A $1.4 million decrease in the other real estate owned (“OREO”) portfolio balance, mainly attributable to the sale of residential properties in the Puerto Rico region.

-	A $1.1 million decrease in nonaccrual residential mortgage loans.

•
Inflows to nonaccrual loans held for investment were $43.4 million in the first quarter of 2025, an increase of $6.3 million, when compared to the fourth quarter of 2024. Inflows to nonaccrual commercial and construction loans were $13.8 million in the first quarter of 2025, an increase of $12.4 million compared to inflows of $1.4 million in the fourth quarter of 2024, driven by the aforementioned inflow of the $12.6 million commercial mortgage loan in the Florida region. Inflows to nonaccrual residential mortgage loans were $4.6 million in the first quarter of 2025, an increase of $0.4 million compared to inflows of $4.2 million in the fourth quarter of 2024. Inflows to nonaccrual consumer loans were $25.0 million in the first quarter of 2025, a decrease of $6.5 million compared to inflows of $31.5 million in the fourth quarter of 2024. See Early Delinquency for additional information.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 6 of 26
•
Adversely classified commercial loans increased by $13.6 million to $100.9 million as of March 31, 2025, driven by the downgrades of two commercial mortgage loans in the Florida region totaling $18.3 million, including the aforementioned $12.6 million inflow to nonaccrual status, partially offset by the upgrade of a $5.0 million commercial mortgage loan in the Puerto Rico region.

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $131.2 million as of March 31, 2025, a decrease of $21.8 million, compared to $153.0 million as of December 31, 2024. The variances by major portfolio are as follows:

•	Consumer loans in early delinquency decreased by $19.5 million to $98.5 million, mainly in the auto loans portfolio.

•	Residential mortgage loans in early delinquency decreased by $3.9 million to $28.9 million.

Partially offset by:

•	Commercial and construction loans in early delinquency increased by $1.6 million to $3.8 million.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 7 of 26
Allowance for Credit Losses

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the first quarter of 2025 and fourth quarter of 2024:

	Quarter Ended March 31, 2025
	Loans and Finance Leases					Debt Securities
(Dollars in thousands)	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
Allowance for credit losses, beginning balance	$40,654	$59,305	$143,983	$243,942	$3,143	$802	$521	$248,408
Provision for credit losses - expense (benefit)	1,004	4,588	19,245	24,837	(63)	41	(5)	24,810
Net (charge-offs) recoveries	(18)	131	(21,623)	(21,510)	-	-	-	(21,510)
Allowance for credit losses, end of period	$41,640	$64,024	$141,605	$247,269	$3,080	$843	$516	$251,708
Amortized cost of loans and finance leases	$2,837,846	$6,095,998	$3,741,554	$12,675,398
Allowance for credit losses on loans to amortized cost	1.47%	1.05%	3.78%	1.95%

	Quarter Ended December 31, 2024
	Loans and Finance Leases					Debt Securities
(Dollars in thousands)	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to-Maturity	Available-for-Sale	Total ACL
Allowance for Credit Losses
Allowance for credit losses, beginning balance	$40,651	$63,302	$143,043	$246,996	$3,461	$1,119	$526	$252,102
Provision for credit losses - expense (benefit)	308	(3,965)	25,201	21,544	(318)	(317)	(5)	20,904
Net charge-offs	(305)	(32)	(24,261)	(24,598)	-	-	-	(24,598)
Allowance for credit losses, end of period	$40,654	$59,305	$143,983	$243,942	$3,143	$802	$521	$248,408
Amortized cost of loans and finance leases	$2,828,431	$6,160,418	$3,757,707	$12,746,556
Allowance for credit losses on loans to amortized cost	1.44%	0.96%	3.83%	1.91%

Allowance for Credit Losses for Loans and Finance Leases

As of March 31, 2025, the ACL for loans and finance leases was $247.3 million, an increase of $3.4 million, from $243.9 million as of December 31, 2024. The ACL for the first quarter of 2025 includes higher qualitative adjustments due to the uncertainty in the economic environment. The increase was mainly related to the ACL for commercial and construction loans, which increased by $4.7 million, mainly due to the impact of renewals of lines of credit, updated financial information of certain commercial borrowers, and a deterioration in the economic outlook of the forecasted CRE price index. Also, the ACL for residential mortgage loans increased by $0.9 million mainly due to newly originated loans that carry a higher loss rate, partially offset by improvements in the long-term projections of the unemployment rate and the Housing Price Index. Meanwhile, the ACL for consumer loans decreased by $2.2 million, driven by improvements in macroeconomic variables, mainly in the projection of the unemployment rate.

The provision for credit losses on loans and finance leases was $24.8 million for the first quarter of 2025, compared to $21.5 million in the fourth quarter of 2024, as detailed below:

•
Provision for credit losses for the commercial and construction loan portfolios was an expense of $4.6 million for the first quarter of 2025, compared to a net benefit of $4.1 million for the fourth quarter of 2024. The expense recorded during the first quarter of 2025 was driven by the aforementioned impact of renewals of lines of credit, updated financial information of certain commercial borrowers and deterioration in the forecasted CRE price index. Meanwhile, the net benefit recorded during the fourth quarter of 2024 was driven by releases associated with the improved financial condition of certain commercial borrowers and an improvement on the economic outlook of certain macroeconomic variables, particularly variables associated with commercial real estate property performance, partially offset by loan growth.

•
Provision for credit losses for the residential mortgage loan portfolio was an expense of $1.0 million for the first quarter of 2025, compared to an expense of $0.3 million for the fourth quarter of 2024. The expense recorded during the first quarter of 2025 was driven by the aforementioned factors.

•
Provision for credit losses for the consumer loan and finance lease portfolios was an expense of $19.2 million for the first quarter of 2025, compared to an expense of $25.3 million for the fourth quarter of 2024. The $6.1 million decrease in provision expense reflects $2.4 million in recoveries associated with the aforementioned bulk sale of fully charged-off consumer loans and finance leases during the first quarter of 2025, and the aforementioned changes in macroeconomic variables.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 8 of 26
The ratio of the ACL for loans and finance leases to total loans held for investment was 1.95% as of March 31, 2025, compared to 1.91% as of December 31, 2024. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment decreased to 251.13% as of March 31, 2025, compared to 278.90% as of December 31, 2024, driven by the aforementioned inflow of the $12.6 million commercial mortgage loan in the Florida region, which did not trigger any additional ACL based on the collateral value.

Net Charge-Offs

The following table presents ratios of net charge-offs (recoveries) to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	March 31, 2025		December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Residential mortgage	0.00%		0.04%	-0.01%	0.01%	0.03%
Construction	-0.02%		-0.17%	-0.02%	-0.02%	-0.02%
Commercial mortgage	-0.01%		-0.01%	-0.01%	-0.07%	-0.01%
C&I	-0.01%		0.02%	0.15%	-0.08%	-0.58%
Consumer loans and finance leases	2.31	% (1)	2.59%	2.46%	2.38%	1.69	% (1)
Total loans	0.68	% (1)	0.78%	0.78%	0.69%	0.37	% (1)

(1)
The net charge-offs for the quarters ended March 31, 2025 and 2024 included $2.4 million and $9.5 million, respectively, in recoveries associated with the bulk sales of fully charged-off consumer loans and finance leases. The aforementioned recoveries reduced the ratios of consumer loans and finance leases and total net charge-offs to related average loans for the quarter ended March 31, 2025 by 25 basis points and 8 basis points, respectively, and by 104 basis points and 31 basis points, respectively, for the quarter ended March 31, 2024.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $21.4 million for the first quarter of 2025, or an annualized 0.68% of average loans, compared to $24.6 million, or an annualized 0.78% of average loans, in the fourth quarter of 2024. The $3.2 million decrease in net charge-offs includes $2.4 million in recoveries associated with the aforementioned bulk sale of fully charged-off consumer loans and finance leases during the first quarter of 2025.

Allowance for Credit Losses for Unfunded Loan Commitments

As of each of March 31, 2025 and December 31, 2024, the ACL for off-balance sheet credit exposures amounted to $3.1 million.

Allowance for Credit Losses for Debt Securities

As of March 31, 2025, the ACL for debt securities was $1.4 million, of which $0.9 million was related to Puerto Rico municipal bonds classified as held-to-maturity, compared to $1.3 million and $0.8 million, respectively, as of December 31, 2024.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 9 of 26
STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $19.1 billion as of March 31, 2025, down $185.9 million from December 31, 2024.

The following variances within the main components of total assets are noted:

•
A $168.9 million increase in cash and cash equivalents, mainly related to repayments from the investment securities and loans portfolios, partially offset by the $230.6 million decrease in borrowings, the overall decrease in deposits, the payment of common stock dividends, and the repurchases of common stock.

•
A $264.6 million decrease in investment securities, driven by $241.0 million in maturities of U.S. agencies debentures and U.S. Treasury securities and $111.4 million in principal repayments of U.S. agencies MBS and debentures, partially offset by the effect during the first quarter of 2025 of the $84.1 million increase in the fair value of available-for-sale debt securities attributable to changes in market interest rates and $12.3 million in purchases of GNMA MBS with an average yield of 5.57%.

•
A $71.7 million decrease in total loans mainly due to the payoff of the aforementioned $73.8 million commercial mortgage loan in the Puerto Rico region. On a portfolio basis, the variance consisted of decreases of $64.4 million in commercial and construction loans and $16.2 million in consumer loans, partially offset by an $8.9 million increase in residential mortgage loans. In terms of geography, the decline consisted of a $143.6 million decrease in the Puerto Rico region, partially offset by increases of $45.0 million in the Florida region and $26.9 million in the Virgin Islands region. The decrease in commercial and construction loans reflects the aforementioned $73.8 million payoff and a $49.0 million reduction in balance of floor plan lines of credit in the Puerto Rico region. These variances were partially offset by the origination of four commercial loans in the Florida region totaling $55.3 million and a $15.6 million disbursement of a government line of credit in the Virgin Islands region.

Total loan originations, including refinancings, renewals, and draws from existing commitments (excluding credit card utilization activity), amounted to $1.1 billion in the first quarter of 2025, a decrease of $463.1 million compared to the fourth quarter of 2024.

Total loan originations in the Puerto Rico region amounted to $765.0 million in the first quarter of 2025, compared to $1.2 billion in the fourth quarter of 2024. The $409.3 million decrease in total loan originations was mainly in commercial and construction loans, driven by five commercial mortgage loan originations totaling $171.5 million, each in excess of $15.0 million, mainly consisting of refinancings during the fourth quarter of 2024, and lower utilization of C&I lines of credit during the first quarter of 2025.

Total loan originations in the Virgin Islands region amounted to $48.0 million in the first quarter of 2025, compared to $65.1 million in the fourth quarter of 2024. The $17.1 million decrease in total loan originations was mainly in commercial and construction loans.

Total loan originations in the Florida region amounted to $261.4 million in the first quarter of 2025, compared to $298.1 million in the fourth quarter of 2024. The $36.7 million decrease in total loan originations was mainly related to a $23.2 million decrease in commercial and construction loan originations and a $13.1 million decrease in residential mortgage loan originations.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 10 of 26
Total liabilities were approximately $17.3 billion as of March 31, 2025, a decrease of $296.0 million from December 31, 2024.

The following variances within the main components of total liabilities are noted:

•
A $230.6 million decrease in borrowings related to the aforementioned repayment of $180.0 million in FHLB advances that matured during the first quarter of 2025 and the redemption of $50.6 million in outstanding TruPS issued by FBP Statutory Trusts I and II, financing trusts that are wholly owned by the Corporation.

•	Total deposits decreased $48.8 million consisting of:

o	An $82.1 million decrease in government deposits, which reflects a decline of $142.2 million in the Puerto Rico region, partially offset by an increase of $57.4 million in the Virgin Islands region.

Partially offset by:

o
A $29.0 million increase in deposits, excluding brokered CDs and government deposits, which consists of growth of $75.0 million in the Puerto Rico region and $38.9 million in the Virgin Islands region, partially offset by a decrease of $84.9 million in the Florida region. The increase in such deposits includes a $69.8 million increase in non-interest-bearing deposits.

o
A $4.3 million increase in brokered CDs in the Florida region. The increase reflects $40.0 million of new issuances with original average maturities of approximately 1.4 years and an all-in cost of 4.36%, partially offset by maturing brokered CDs amounting to $35.7 million with an all-in cost of 4.89% that were paid off during the first quarter of 2025.

Total stockholders’ equity amounted to $1.8 billion as of March 31, 2025, an increase of $110.1 million from December 31, 2024, driven by the $84.1 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss and the net income generated in the first quarter of 2025, partially offset by $29.6 million in common stock dividends declared in the first quarter of 2025 and $21.8 million in common stock repurchases at an average price of $18.21.

As of March 31, 2025, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 16.62%, 16.62%, 17.96%, and 11.20%, respectively, as of March 31, 2025, compared to CET1 capital, tier 1 capital, total capital, and leverage ratios of 16.32%, 16.32%, 18.02%, and 11.07%, respectively, as of December 31, 2024.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank, were 15.56%, 16.32%, 17.58%, and 11.00%, respectively, as of March 31, 2025, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 15.76%, 16.51%, 17.76%, and 11.20%, respectively, as of December 31, 2024.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 11 of 26
LIQUIDITY

Cash and cash equivalents increased by $168.9 million to $1.3 billion as of March 31, 2025. When adding $1.4 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.7 billion as of March 31, 2025, or 14.25% of total assets, compared to $2.4 billion, or 12.54% of total assets as of December 31, 2024. In addition, as of March 31, 2025, the Corporation had $862.2 million available for credit with the FHLB based on the value of the collateral pledged with the FHLB. As such, the basic liquidity ratio (which includes cash, free high-quality liquid assets such as U.S. government and government-sponsored enterprises’ obligations that could be liquidated or pledged within one day, and available secured lines of credit with the FHLB to total assets) was approximately 18.76% as of March 31, 2025, compared to 17.27% as of December 31, 2024.

In addition to the aforementioned available credit from the FHLB, the Corporation also maintains borrowing capacity at the FED Discount Window Program. The Corporation had approximately $2.6 billion available for funding under the FED’s Borrower-In-Custody Program as of March 31, 2025. In the aggregate, as of March 31, 2025, the Corporation had $6.2 billion available to meet liquidity needs, or 133% of estimated uninsured deposits (excluding fully collateralized government deposits).

The Corporation’s total deposits, excluding brokered CDs, amounted to $16.3 billion as of March 31, 2025, compared to $16.4 billion as of December 31, 2024, which includes $3.4 billion and $3.5 billion, respectively, in government deposits that are fully collateralized. Excluding fully collateralized government deposits and FDIC-insured deposits, as of March 31, 2025, the estimated amount of uninsured deposits was $4.6 billion, which represents 28.44% of total deposits, compared to $4.8 billion, or 29.36% of total deposits, as of December 31, 2024. Refer to Table 10 in the accompanying tables (Exhibit A) for additional information about the deposits composition.

Tangible Common Equity (Non-GAAP)

On a non-GAAP basis, the Corporation’s tangible common equity ratio increased to 9.10% as of March 31, 2025, compared to  8.44% as of December 31, 2024, driven by earnings less dividends and repurchases of common stock and the $84.1 million increase in the fair value of available-for-sale debt securities. Refer to Non-GAAP Disclosures- Non-GAAP Financial Measures for the definition of and additional information about this non-GAAP financial measure.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
(In thousands, except ratios and per share information)
Tangible Equity:
Total common equity - GAAP	$1,779,342	$1,669,236	$1,700,885	$1,491,460	$1,479,717
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(5,715)	(6,967)	(8,260)	(9,700)	(11,542)
Tangible common equity - non-GAAP	$1,735,016	$1,623,658	$1,654,014	$1,443,149	$1,429,564

Tangible Assets:
Total assets - GAAP	$19,106,983	$19,292,921	$18,859,170	$18,881,374	$18,890,961
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(5,715)	(6,967)	(8,260)	(9,700)	(11,542)
Tangible assets - non-GAAP	$19,062,657	$19,247,343	$18,812,299	$18,833,063	$18,840,808
Common shares outstanding	163,104	163,869	163,876	163,865	166,707

Tangible common equity ratio - non-GAAP	9.10%	8.44%	8.79%	7.66%	7.59%
Tangible book value per common share - non-GAAP	$10.64	$9.91	$10.09	$8.81	$8.58

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 12 of 26
Exposure to Puerto Rico Government

Direct Exposure

As of March 31, 2025, the Corporation had $288.1 million of direct exposure to the Puerto Rico government, its municipalities, and public corporations, compared to $288.6 million as of December 31, 2024. As of March 31, 2025, approximately $196.0 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit, and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $50.9 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $8.8 million in a loan extended to an affiliate of the Puerto Rico Electric Power Authority and $29.5 million in loans to public corporations of Puerto Rico. In addition, the total direct exposure included an obligation of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $2.9 million (fair value of $1.6 million as of March 31, 2025), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.3 million as of March 31, 2025, of which $0.3 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $92.5 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans.  These bonds are accounted for as held-to-maturity debt securities.

Indirect Exposure

As of March 31, 2025 and December 31, 2024, the Corporation had $2.9 billion and $3.1 billion, respectively, of public sector deposits in Puerto Rico. Approximately 19% of the public sector deposits as of March 31, 2025 were from municipalities and municipal agencies in Puerto Rico, and 81% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Additionally, as of March 31, 2025, the outstanding balance of construction loans funded through conduit financing structures to support the federal programs of Low-Income Housing Tax Credit (“LIHTC”) combined with Community Development Block Grant-Disaster Recovery (“CDBG-DR”) funding amounted to $62.6 million, compared to $59.2 million as of December 31, 2024. The main objective of these programs is to spur development in new or rehabilitated and affordable rental housing. PRHFA, as program subrecipient and conduit issuer, issues tax-exempt obligations which are acquired by private financial institutions and are required to co-underwrite with PRHFA a mirror construction loan agreement for the specific project loan to which the Corporation will serve as ultimate lender but where the PRHFA will be the lender of record. The total amount of unfunded loan commitments related to these loans as of March 31, 2025 was $76.2 million.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 13 of 26
NON-GAAP DISCLOSURES

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Certain non-GAAP financial measures, such as adjusted net income and adjusted earnings per share, and adjusted pre-tax, pre-provision income, exclude the effect of items that management believes are not reflective of core operating performance (the “Special Items”). Other non-GAAP financial measures include adjusted net interest income and adjusted net interest income margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

Special Items

The financial results for the quarter ended March 31, 2024 included the following Special Item:

FDIC Special Assessment Expense

-
A charge of $0.9 million ($0.6 million after-tax, calculated based on the statutory tax rate of 37.5%) was recorded for the quarter ended March 31, 2024 to increase the special assessment imposed by the FDIC in connection with losses to the Deposit Insurance Fund associated with protecting uninsured deposits following the failures of certain financial institutions during the first half of 2023. The estimated FDIC special assessment of $7.4 million was the revised estimated loss reflected in the FDIC invoice for the first quarterly collection period with a payment date of June 28, 2024. The FDIC deposit special assessment is reflected in the condensed consolidated statements of income as part of “FDIC deposit insurance” expenses.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 14 of 26
Non-GAAP Financial Measures

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, unfunded loan commitments and debt securities. In addition, from time to time, earnings are also adjusted for certain items that management believes are not reflective of core operating performance, which are regarded as Special Items.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total common equity less goodwill and other intangible assets. Tangible assets are total assets less goodwill and other intangible assets. Tangible common equity ratio is tangible common equity divided by tangible assets. Tangible book value per common share is tangible assets divided by common shares outstanding. Refer to Statement of Financial Condition - Tangible Common Equity (Non-GAAP) for a reconciliation of the Corporation’s total stockholders’ equity and total assets in accordance with GAAP to the non-GAAP financial measures of tangible common equity and tangible assets, respectively. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Net Interest Income Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Refer to Table 4 in the accompanying tables (Exhibit A) for a reconciliation of the Corporation’s net interest income to adjusted net interest income excluding valuations, and on a tax-equivalent basis. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 15 of 26
NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

The following table shows, for the first quarter of 2025 and fourth quarter of 2024, net income and earnings per diluted share, and reconciles, for the first quarter of 2024, net income to adjusted net income and adjusted earnings per diluted share, which are non-GAAP financial measures that exclude the significant Special Items discussed in the Non-GAAP Disclosures - Special Items section.

	Quarter Ended
	March 31, 2025	December 31, 2024	March 31, 2024
(In thousands, except per share information)
Net income, as reported (GAAP)	$77,059	$75,701	$73,458
Adjustments:
FDIC special assessment expense	-	-	947
Income tax impact of adjustments (1)	-	-	(355)
Adjusted net income attributable to common stockholders (non-GAAP)	$77,059	$75,701	$74,050
Weighted-average diluted shares outstanding	163,749	163,893	167,798
Earnings per share - diluted (GAAP)	$0.47	$0.46	$0.44
Adjusted earnings per share - diluted (non-GAAP)	$0.47	$0.46	$0.44

(1)	See Non-GAAP Disclosures - Special Items above for discussion of the individual tax impact related to the above adjustment.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

	Quarter Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
(Dollars in thousands)
Income before income taxes	$100,299	$96,029	$96,386	$101,379	$97,413
Add: Provision for credit losses expense	24,810	20,904	15,245	11,605	12,167
Add: FDIC special assessment expense	-	-	-	152	947
Adjusted pre-tax, pre-provision income (1)	$125,109	$116,933	$111,631	$113,136	$110,527
Change from most recent prior period (amount)	$8,176	$5,302	$(1,505)	$2,609	$530
Change from most recent prior period (percentage)	7.0%	4.7%	-1.3%	2.4%	0.5%

(1)	Non-GAAP financial measure. See Non-GAAP Disclosures above for the definition and additional information about this non-GAAP financial measure.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Thursday, April 24, 2025, at 12:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast through the Corporation’s investor relations website, fbpinvestor.com, or through a dial-in telephone number at (833) 470-1428 or (404) 975-4839. The participant access code is 811566. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the Corporation’s investor relations website, fbpinvestor.com, until April 24, 2026. A telephone replay will be available one hour after the end of the conference call through May 24, 2025, at (866) 813-9403. The replay access code is 686791.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 16 of 26
Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational, and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe,” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the effect of changes in the interest rate environment and inflation levels on the level, composition and performance of the Corporation’s assets and liabilities, and corresponding effects on the Corporation’s net interest income, net interest margin, loan originations, deposit attrition, overall results of operations, and liquidity position; volatility in the financial services industry, which could result in, among other things, bank deposit runoffs, liquidity constraints, and increased regulatory requirements and costs; the effect of continued changes in the fiscal, monetary and trade policies and regulations of the U.S. federal government (including as a result of the current U.S. presidential administration), the Puerto Rico government and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, that may affect the future results of the Corporation; uncertainty as to the ability of FirstBank to retain its core deposits and generate sufficient cash flow through its wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs, which may require us to sell investment securities at a loss; adverse changes in general political and economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity and volatility, housing absorption rates, real estate markets, and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities, and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico, and the timing and pace of disbursements of funds earmarked for disaster relief; the ability of the Corporation, FirstBank, and third-party service providers to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft, and state-sponsored cyberthreats, and the occurrence of and response to any incidents that occur, which may result in misuse or misappropriation of confidential or proprietary information, disruption, or damage to our systems or those of third-party service providers on which we rely, increased costs and losses and/or adverse effects to our reputation; general competitive factors and other market risks as well as the implementation of existing or planned strategic growth opportunities, including risks, uncertainties, and other factors or events related to any business acquisitions, dispositions, strategic partnerships, strategic operational investments, including systems conversions, and any anticipated efficiencies or other expected results related thereto; uncertainty as to the implementation of the debt restructuring plan of Puerto Rico and the fiscal plan for Puerto Rico as certified on June 5, 2024, by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments and tax regulations in Puerto Rico; the impact of changes in accounting standards, or determinations and assumptions in applying those standards, and of forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to pay dividends to the Corporation; environmental, social, and governance (“ESG”) matters, including our climate-related initiatives and commitments, as well as the impact and potential cost to us of any policies, legislation, or initiatives in opposition to our ESG policies; the impacts of natural or man-made disasters, widespread health emergencies, geopolitical conflicts (including sanctions, war or armed conflict, such as the ongoing conflict in Ukraine, the conflict in the Middle East, the possible expansion of such conflicts in surrounding areas and potential geopolitical consequences, and the threat of conflict from neighboring countries in our region), terrorist attacks, or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s debt securities portfolio, and the potential for additional credit losses that could emerge from further downgrades of the U.S.’s Long-Term Foreign-Currency Issuer Default Rating and negative ratings outlooks; the impacts of applicable legislative, tax, or regulatory changes or changes in legislative, tax, or regulatory priorities, the reduction in staffing at U.S. governmental agencies, potential government shutdowns, and political impasses, including uncertainties regarding the U.S. debt ceiling and federal budget, as well as the current U.S. presidential administration and Puerto Rico government administration, on the Corporation’s financial condition or performance; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require further special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill, and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels, and compliance with applicable laws, regulations and related requirements. The Corporation does not undertake to, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 17 of 26
About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S., and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

###

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 18 of 26
EXHIBIT A

Table 1 – Condensed Consolidated Statements of Financial Condition
	As of
	March 31, 2025	December 31, 2024
(In thousands, except for share information)
ASSETS
Cash and due from banks	$1,327,075	$1,158,215
Money market investments:
Time deposit with another financial institution	500	500
Other short-term investments	700	700
Total money market investments	1,200	1,200
Available-for-sale debt securities, at fair value (ACL of $516 as of March 31, 2025 and $521 as of December 31, 2024)	4,312,884	4,565,302
Held-to-maturity debt securities, at amortized cost, net of ACL of $843 as of March 31, 2025 and $802 as of December 31, 2024; (fair value of $305,501 as of March 31, 2025 and $308,040 as of December 31, 2024)	311,964	316,984
Total debt securities	4,624,848	4,882,286
Equity securities	44,813	52,018
Total investment securities	4,669,661	4,934,304
Loans, net of ACL of $247,269 as of March 31, 2025 and $243,942 as of December 31, 2024	12,428,129	12,502,614
Mortgage loans held for sale, at lower of cost or market	14,713	15,276
Total loans, net	12,442,842	12,517,890
Accrued interest receivable on loans and investments	63,777	71,881
Premises and equipment, net	130,469	133,437
OREO	15,880	17,306
Deferred tax asset, net	134,346	136,356
Goodwill	38,611	38,611
Other intangible assets	5,715	6,967
Other assets	277,407	276,754
Total assets	$19,106,983	$19,292,921
LIABILITIES
Deposits:
Non-interest-bearing deposits	$5,629,383	$5,547,538
Interest-bearing deposits	11,193,146	11,323,760
Total deposits	16,822,529	16,871,298
Advances from the FHLB	320,000	500,000
Other borrowings	11,143	61,700
Accounts payable and other liabilities	173,969	190,687
Total liabilities	17,327,641	17,623,685
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, 223,663,116 shares issued (March 31, 2025 - 163,104,181 shares outstanding and December 31, 2024 - 163,868,877 shares outstanding)	22,366	22,366
Additional paid-in capital	957,380	964,964
Retained earnings	2,086,276	2,038,812
Treasury stock, at cost (March 31, 2025 - 60,558,935 shares and December 31, 2024 - 59,794,239 shares)	(804,185)	(790,350)
Accumulated other comprehensive loss	(482,495)	(566,556)
Total stockholdersʼ equity	1,779,342	1,669,236
Total liabilities and stockholdersʼ equity	$19,106,983	$19,292,921

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 19 of 26
Table 2 – Condensed Consolidated Statements of Income
	Quarter Ended
	March 31, 2025	December 31, 2024	March 31, 2024
(In thousands, except per share information)
Net interest income:
Interest income	$277,065	$279,728	$268,505
Interest expense	64,668	70,461	71,985
Net interest income	212,397	209,267	196,520
Provision for credit losses - expense (benefit):
Loans	24,837	21,544	12,917
Unfunded loan commitments	(63)	(318)	281
Debt securities	36	(322)	(1,031)
Provision for credit losses - expense	24,810	20,904	12,167
Net interest income after provision for credit losses	187,587	188,363	184,353

Non-interest income:
Service charges and fees on deposit accounts	9,640	9,748	9,662
Mortgage banking activities	3,177	3,183	2,882
Card and processing income	11,475	12,155	11,312
Other non-interest income	11,442	7,113	10,127
Total non-interest income	35,734	32,199	33,983

Non-interest expenses:
Employees’ compensation and benefits	62,137	59,652	59,506
Occupancy and equipment	22,630	22,771	21,381
Business promotion	3,278	5,328	3,842
Professional service fees	11,486	11,810	12,676
Taxes, other than income taxes	5,878	5,994	5,129
FDIC deposit insurance	2,236	2,236	3,102
Net gain on OREO operations	(1,129)	(1,074)	(1,452)
Credit and debit card processing expenses	5,110	7,147	5,751
Other non-interest expenses	11,396	10,669	10,988
Total non-interest expenses	123,022	124,533	120,923

Income before income taxes	100,299	96,029	97,413
Income tax expense	23,240	20,328	23,955

Net income	$77,059	$75,701	$73,458

Net income attributable to common stockholders	$77,059	$75,701	$73,458

Earnings per common share:
Basic	$0.47	$0.46	$0.44
Diluted	$0.47	$0.46	$0.44

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 20 of 26
Table 3 – Selected Financial Data
	Quarter Ended
	March 31, 2025	December 31, 2024	March 31, 2024
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.47	$0.46	$0.44
Net earnings per share - diluted	$0.47	$0.46	$0.44
Cash dividends declared	$0.18	$0.16	$0.16
Average shares outstanding	162,934	163,084	167,142
Average shares outstanding diluted	163,749	163,893	167,798
Book value per common share	$10.91	$10.19	$8.88
Tangible book value per common share (1)	$10.64	$9.91	$8.58
Common stock price: end of period	$19.17	$18.59	$17.54
Selected Financial Ratios (In Percent):
Profitability:
Return on average assets	1.64	1.56	1.56
Return on average equity	17.90	17.77	19.56
Interest rate spread (2)	3.79	3.55	3.35
Net interest margin (2)	4.65	4.44	4.27
Efficiency ratio (3)	49.58	51.57	52.46
Capital and Other:
Average total equity to average total assets	9.14	8.80	7.99
Total capital	17.96	18.02	18.36
Common equity Tier 1 capital	16.62	16.32	15.90
Tier 1 capital	16.62	16.32	15.90
Leverage	11.20	11.07	10.65
Tangible common equity ratio (1)	9.10	8.44	7.59
Dividend payout ratio	38.06	34.47	36.41
Basic liquidity ratio (4)	18.76	17.27	19.60
Core liquidity ratio (5)	14.25	12.54	14.45
Loan to deposit ratio	75.44	75.64	74.48
Uninsured deposits, excluding fully collateralized deposits, to total deposits (6)	28.44	29.36	27.93

Asset Quality:
Allowance for credit losses for loans and finance leases to total loans held for investment	1.95	1.91	2.14
Net charge-offs (annualized) to average loans outstanding	0.68	0.78	0.37
Provision for credit losses for loans and finance leases to net charge-offs	115.47	87.58	115.66
Non-performing assets to total assets	0.68	0.61	0.69
Nonaccrual loans held for investment to total loans held for investment	0.78	0.69	0.76
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment	251.13	278.90	283.54
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment, excluding residential estate loans	365.41	439.39	437.28

(1)
Non-GAAP financial measures. Refer to Non-GAAP Disclosures and Statement of Financial Condition - Tangible Common Equity (Non-GAAP) above for additional information about the components and a reconciliation of these measures.

(2)
Non-GAAP financial measures reported on a tax-equivalent basis and excluding changes in the fair value of derivative instruments. Refer to Non-GAAP Disclosures and Table 4 below for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.
(4)	Defined as the sum of cash and cash equivalents, free high quality liquid assets that could be liquidated within one day, and available secured lines of credit with the FHLB to total assets.
(5)	Defined as the sum of cash and cash equivalents and free high quality liquid assets that could be liquidated within one day to total assets.
(6)	Exclude insured deposits not covered by federal deposit insurance.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 21 of 26
Table 4 – Reconciliation of Net Interest Income to Net Interest Income Excluding Valuations and on a Tax-Equivalent Basis

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the first quarter of 2025 and for the fourth and first quarters of 2024. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Net Interest Income
Interest income - GAAP	$277,065	$279,728	$268,505
Unrealized loss (gain) on derivative instruments	3	(3)	(2)
Interest income excluding valuations - non-GAAP	277,068	279,725	268,503
Tax-equivalent adjustment	6,232	5,226	4,813
Interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$283,300	$284,951	$273,316

Interest expense - GAAP	$64,668	$70,461	$71,985

Net interest income - GAAP	$212,397	$209,267	$196,520

Net interest income excluding valuations - non-GAAP	$212,400	$209,264	$196,518

Net interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$218,632	$214,490	$201,331

Average Balances
Loans and leases	$12,632,501	$12,584,143	$12,207,840
Total securities, other short-term investments and interest-bearing cash balances	6,444,016	6,592,411	6,720,395
Average interest-earning assets	$19,076,517	$19,176,554	$18,928,235
Average interest-bearing liabilities	$11,749,011	$11,911,904	$11,838,159
Average assets (1)	$19,107,102	$19,217,363	$18,858,299
Average non-interest-bearing deposits	$5,425,836	$5,402,606	$5,308,531

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.89%	5.79%	5.69%
Average rate on interest-bearing liabilities - GAAP	2.23%	2.35%	2.44%
Net interest spread - GAAP	3.66%	3.44%	3.25%
Net interest margin - GAAP	4.52%	4.33%	4.16%

Average yield on interest-earning assets excluding valuations - non-GAAP	5.89%	5.79%	5.69%
Average rate on interest-bearing liabilities	2.23%	2.35%	2.44%
Net interest spread excluding valuations - non-GAAP	3.66%	3.44%	3.25%
Net interest margin excluding valuations - non-GAAP	4.52%	4.33%	4.16%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations - non-GAAP	6.02%	5.90%	5.79%
Average rate on interest-bearing liabilities	2.23%	2.35%	2.44%
Net interest spread on a tax-equivalent basis and excluding valuations - non-GAAP	3.79%	3.55%	3.35%
Net interest margin on a tax-equivalent basis and excluding valuations - non-GAAP	4.65%	4.44%	4.27%

(1)	Includes, among other things, the ACL on loans and finance leases and debt securities, as well as unrealized gains and losses on available-for-sale debt securities.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 22 of 26
Table 5 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest Income (1) / Expense			Average Rate (1)
Quarter Ended	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2025	2024	2024	2025	2024	2024	2025	2024	2024
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$1,111,087	$994,674	$533,747	$12,205	$11,986	$7,254	4.45%	4.78%	5.45%
Government obligations (2)	1,971,327	2,248,155	2,684,169	6,970	7,681	9,053	1.43%	1.36%	1.35%
MBS	3,308,964	3,295,492	3,451,293	17,497	15,685	15,238	2.14%	1.89%	1.77%
FHLB stock	32,661	33,995	34,635	790	790	854	9.81%	9.22%	9.89%
Other investments	19,977	20,095	16,551	247	160	66	5.01%	3.16%	1.60%
Total investments (3)	6,444,016	6,592,411	6,720,395	37,709	36,302	32,465	2.37%	2.18%	1.94%
Residential mortgage loans	2,841,918	2,832,473	2,810,304	41,484	41,574	40,473	5.92%	5.82%	5.78%
Construction loans	232,295	228,438	218,854	5,596	5,351	4,537	9.77%	9.29%	8.32%
C&I and commercial mortgage loans	5,806,929	5,775,301	5,504,782	99,759	102,720	99,074	6.97%	7.06%	7.22%
Finance leases	901,768	894,116	863,685	17,854	17,546	17,127	8.03%	7.79%	7.95%
Consumer loans	2,849,591	2,853,815	2,810,215	80,898	81,458	79,640	11.51%	11.32%	11.37%
Total loans (4) (5)	12,632,501	12,584,143	12,207,840	245,591	248,649	240,851	7.88%	7.84%	7.91%
Total interest-earning assets	$19,076,517	$19,176,554	$18,928,235	$283,300	$284,951	$273,316	6.02%	5.90%	5.79%

Interest-bearing liabilities:
Time deposits	$3,048,778	$3,042,752	$2,892,355	$25,468	$26,946	$24,410	3.39%	3.51%	3.39%
Brokered CDs	483,774	485,176	749,760	5,461	5,907	9,680	4.58%	4.83%	5.18%
Other interest-bearing deposits	7,693,900	7,777,387	7,534,344	27,568	29,854	28,935	1.45%	1.52%	1.54%
Securities sold under agreements to repurchase	-	976	-	-	12	-	0.00%	4.88%	0.00%
Advances from the FHLB	468,667	500,217	500,000	5,190	5,674	5,610	4.49%	4.50%	4.50%
Other borrowings	53,892	105,396	161,700	981	2,068	3,350	7.38%	7.78%	8.31%
Total interest-bearing liabilities	$11,749,011	$11,911,904	$11,838,159	$64,668	$70,461	$71,985	2.23%	2.35%	2.44%
Net interest income				$218,632	$214,490	$201,331
Interest rate spread							3.79%	3.55%	3.35%
Net interest margin							4.65%	4.44%	4.27%

(1)
Non-GAAP financial measures reported on a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $5.4 million, $3.9 million, and $3.2 million, for the quarters ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio. The results for the first quarter of 2025 include the aforementioned prepayment penalties associated with the payoff of a $73.8 million commercial mortgage loan and higher income from late fees in the consumer loans and finance leases portfolios.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 23 of 26
Table 6 – Loan Portfolio by Geography

	As of March 31, 2025
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,181,346	$153,307	$503,193	$2,837,846

Commercial loans:
Construction loans	183,220	10,571	40,650	234,441
Commercial mortgage loans	1,706,319	75,083	720,287	2,501,689
C&I loans	2,140,246	149,032	1,070,590	3,359,868
Commercial loans	4,029,785	234,686	1,831,527	6,095,998

Finance leases	905,035	-	-	905,035

Consumer loans	2,762,208	68,833	5,478	2,836,519
Loans held for investment	9,878,374	456,826	2,340,198	12,675,398

Mortgage loans held for sale	14,713	-	-	14,713
Total loans	$9,893,087	$456,826	$2,340,198	$12,690,111

	As of December 31, 2024
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,166,980	$156,225	$505,226	$2,828,431

Commercial loans:
Construction loans	181,607	2,820	43,969	228,396
Commercial mortgage loans	1,800,445	67,449	698,090	2,565,984
C&I loans	2,192,468	133,407	1,040,163	3,366,038
Commercial loans	4,174,520	203,676	1,782,222	6,160,418

Finance leases	899,446	-	-	899,446

Consumer loans	2,781,182	69,577	7,502	2,858,261
Loans held for investment	10,022,128	429,478	2,294,950	12,746,556

Mortgage loans held for sale	14,558	434	284	15,276
Total loans	$10,036,686	$429,912	$2,295,234	$12,761,832

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 24 of 26
Table 7 – Non-Performing Assets by Geography

	As of March 31, 2025
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$15,081	$6,820	$8,892	$30,793
Construction	396	960	-	1,356
Commercial mortgage	2,583	8,075	12,497	23,155
C&I	19,672	672	-	20,344
Consumer and finance leases	22,460	335	18	22,813
Total nonaccrual loans held for investment	60,192	16,862	21,407	98,461
OREO	12,265	3,615	-	15,880
Other repossessed property	13,309	127	8	13,444
Other assets (1)	1,599	-	-	1,599
Total non-performing assets (2)	$87,365	$20,604	$21,415	$129,384
Past due loans 90 days and still accruing (3)	$34,056	$3,061	$-	$37,117

	As of December 31, 2024
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$16,854	$6,555	$8,540	$31,949
Construction	403	962	-	1,365
Commercial mortgage	2,716	8,135	-	10,851
C&I	19,595	919	-	20,514
Consumer and finance leases	22,538	205	45	22,788
Total nonaccrual loans held for investment	62,106	16,776	8,585	87,467
OREO	13,691	3,615	-	17,306
Other repossessed property	11,637	219	3	11,859
Other assets (1)	1,620	-	-	1,620
Total non-performing assets (2)	$89,054	$20,610	$8,588	$118,252
Past due loans 90 days and still accruing (3)	$39,307	$3,083	$-	$42,390

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)
Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $5.7 million as of March 31, 2025 (December 31, 2024 - $6.2 million).

(3)
These include rebooked loans, which were previously pooled into GNMA securities, amounting to $6.4 million as of March 31, 2025 (December 31, 2024 - $5.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 25 of 26
Table 8 – Allowance for Credit Losses on Loans and Finance Leases

Quarter Ended
March 31, 2025	December 31, 2024	March 31, 2024
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$243,942	$246,996	$261,843
Provision for credit losses on loans and finance leases expense	24,837	21,544	12,917
Net (charge-offs) recoveries of loans and finance leases:
Residential mortgage	(18)	(305)	(244)
Construction	14	96	10
Commercial mortgage	40	59	40
C&I	77	(187)	4,587
Consumer loans and finance leases (1)	(21,623)	(24,261)	(15,561)
Net charge-offs (1)	(21,510)	(24,598)	(11,168)
Allowance for credit losses on loans and finance leases, end of period	$247,269	$243,942	$263,592

Allowance for credit losses on loans and finance leases to period end total loans held for investment	1.95%	1.91%	2.14%
Net charge-offs (annualized) to average loans outstanding during the period	0.68%	0.78%	0.37%
Provision for credit losses on loans and finance leases to net charge-offs during the period	1.15	x	0.88	x	1.16	x

(1)
For the quarters ended March 31, 2025 and 2024, includes recoveries totaling $2.4 million and $9.5 million, respectively, associated with the bulk sales of fully charged-off consumer loans and finance leases.

Table 9  – Annualized Net Charge-Offs (Recoveries) to Average Loans

	Quarter Ended
	March 31, 2025		December 31, 2024	March 31, 2024
Residential mortgage	0.00%		0.04%	0.03%
Construction	-0.02%		-0.17%	-0.02%
Commercial mortgage	-0.01%		-0.01%	-0.01%
C&I	-0.01%		0.02%	-0.58%
Consumer loans and finance leases	2.31	% (1)	2.59%	1.69	% (1)
Total loans	0.68	% (1)	0.78%	0.37	% (1)

(1)
The aforementioned recoveries associated with the bulk sales of fully charged-off consumer loans and finance leases during the first quarters of 2025 and 2024 reduced the ratios of consumer loans and finance leases and total net charge-offs to related average loans for the quarter ended March 31, 2025 by 25 basis points and 8 basis points, respectively, and by 104 basis points and 31 basis points, respectively, for the quarter ended March 31, 2024.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2025 – Page 26 of 26
Table 10 – Deposits

	As of
	March 31, 2025	December 31, 2024
(In thousands)
Time deposits	$3,124,391	$3,007,144
Interest-bearing saving and checking accounts	7,586,288	7,838,498
Non-interest-bearing deposits	5,629,383	5,547,538
Total deposits, excluding brokered CDs (1)	16,340,062	16,393,180
Brokered CDs	482,467	478,118
Total deposits	$16,822,529	$16,871,298
Total deposits, excluding brokered CDs and government deposits	$12,896,786	$12,867,789

(1)	As of March 31, 2025, government deposits amounted to $3.4 billion, compared to $3.5 billion as of December 31, 2024.